Exhibit 99.1

                               PRESS RELEASE
Seaboard Announces Sale of Certain Third Party Commodity Trading Operations

                                                               May 24, 2005
                                                            Merriam, Kansas

Seaboard Corporation (AMEX: SEB) announced today that its Commodity Trading and Milling Segment has entered into agreements to sell certain of its third party commodity trading operations to a South African multi-national shipping company, Grindrod Limited. The transaction is scheduled to close on May 27, 2005. The sale of this portion of Seaboard's business will enable Seaboard to focus on its core milling operations and the efficient supply of commodities to support these operations.

Seaboard's revenues for the first quarter 2005 and for the year 2004 from the portion of the operations being sold were approximately $140 million and $630 million, respectively. This compares to total Seaboard revenues for the first quarter 2005 and for the year 2004 of approximately $713 million and $2.7 billion, respectively. Operating income from the portion of the operations being sold cannot be currently distinguished from the remaining operations of Seaboard's Commodity Trading and Milling Segment. Operating income for the first quarter 2005 and for the year 2004 for Seaboard's Commodity Trading and Milling Segment were approximately $19.8 million and $27.4 million, respectively. This compares to total
Seaboard operating income for the first quarter 2005 and for 2004 of approximately $97.1 million and $251.3 million, respectively.

Seaboard Corporation is a diversified international agribusiness and transportation company, primarily engaged in domestic pork production and processing and cargo shipping. Overseas, Seaboard is primarily engaged in commodity merchandising, flour and feed milling, sugar production and electric power generation.